As filed with the Securities and Exchange Commission on November 7, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-8370041 (I.R.S. Employer Identification Number)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of Principal Executive Offices including Zip Code)

Accuray Incorporated 2007 Incentive Award Plan

(Full Title of the Plan)

Joshua H. Levine President and Chief Executive Officer Accuray Incorporated 1310 Chesapeake Terrace Sunnyvale, California 94089 (408) 716-4600	Copy to: Katherine A. Martin Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION  FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, par value $0.001 per share	500,000	(2)	$6.65	(3)	$3,325,000	(3)	$386.37

(1)                   Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Accuray Incorporated 2007 Incentive Award Plan (the “2007 Plan”) being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)                   Represents an automatic annual increase of 500,000 shares to the number of shares of the Registrant’s of Common Stock reserved for issuance under, and which annual increase is provided for in, the 2007 Plan.

(3)                   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of $6.65 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on November 4, 2014.

EXPLANATORY NOTE

Accuray Incorporated (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”): (i) on March 9, 2007, a registration statement on Form S-8 (File No. 333-141194) relating to 9,000,000 shares of Common Stock to be offered and sold under the 2007 Plan, (ii) on February 5, 2009, the a registration statement on Form S-8 (File No. 333-157120) relating to an additional 1,500,000 shares of Common Stock to be offered and sold under the 2007 Plan, (iii) on May 6, 2010, a registration statement on Form S-8 (File No. 333-166606) relating to an additional 1,500,000 shares of Common Stock to be offered and sold under the 2007 Plan, and (iv) on September 1, 2010, a registration statement on Form S-8 (File No. 333-169139) relating to an additional 1,500,000 shares of Common Stock to be offered and sold under the 2007 Plan (collectively, the “Prior Registration Statements”).  The Registrant is hereby registering an additional 500,000 shares of Common Stock issuable under the 2007 Plan, none of which has been issued as of the date of this Registration Statement.

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents, which were filed with the Commission, are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)         The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the Commission on August 29, 2014 (File No. 001-33301) (including portions incorporated by reference to the Company’s proxy statement on Schedule 14A); and

(b)         The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as filed on November 7, 2014 and the Company’s Current Reports on Form 8-K, as filed with the Commission on August 6, 2014 and September 2, 2014.

(c)          The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on February 7, 2007 (File No. 001-33301), including any subsequently filed amendments and reports updating that description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment stating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be a part of this Registration Statement.  Information contained in a Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this Registration Statement.

Item 8.         Exhibits

See Index to Exhibits following the signature page.

Item 9.  Undertakings

(a)         The undersigned Registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 7th day of November 2014.

ACCURAY INCORPORATED

By:	/s/ JOSHUA H. LEVINE
Joshua H. Levine
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joshua H. Levine and Gregory E. Lichtwardt and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSHUA H. LEVINE	President and Chief Executive Officer and Director (principal executive officer)	November 6, 2014
Joshua H. Levine

/s/ GREGORY E. LICHTWARDT	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	November 6, 2014
Gregory E. Lichtwardt

/s/ LOUIS J. LAVIGNE, JR.	Chairperson of the Board and Director	November 6, 2014
Louis J. Lavigne, Jr.

/s/ ELIZABETH DÁVILA	Vice Chairperson of the Board and Director	November 5, 2014
Elizabeth Dávila

/s/ JACK GOLDSTEIN, PH.D.	Director	November 5, 2014
Jack Goldstein, PH.D.

/s/ RICHARD R PETTINGILL	Director	November 4, 2014
Richard R. Pettingill

/s/ EMAD RIZK, M.D.	Director	November 6, 2014
Emad Rizk, M.D.

/s/ ROBERT S. WEISS	Director	November 5, 2014
Robert S. Weiss

/s/ DENNIS WINGER	Director	November 6, 2014
Dennis Winger

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.
24.1	Power of Attorney (contained on signature page hereto).
99.1(1)	Accuray Incorporated 2007 Incentive Award Plan.

(1)         Incorporated herein by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K filed with the Commission on September 19, 2011 (No. 001-33301).